Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

March 21, 2013

LRR Energy, L.P.

Heritage Plaza

1111 Bagby Street, Suite 4600

Houston, Texas  77002

Ladies and Gentlemen:

We have acted as special counsel to LRR Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale by the Partnership and Lime Rock Resources A, L.P., a Delaware limited partnership (“LRR A”), Lime Rock Resources B, L.P., a Delaware limited partnership (“LRR B”) and Lime Rock Resources C., L.P., a Delaware limited partnership (“LRR C” and, together with LRR A and LRR B, the “Selling Unitholders”) of up to 6,900,000 common units representing limited partner interests in the Partnership (the “Common Units”), consisting of (i) 3,700,000 Common Units (the “Primary Units”) to be offered and sold by the Partnership (including 700,000 Common Units to be issued and sold upon the exercise of the underwriters’ option to purchase additional Common Units from the Partnership) and (ii) 3,200,000 Common Units (the “Secondary Units”) to be offered and sold by the Selling Unitholders (including 200,000 Common Units to be sold upon the exercise of the underwriters’ option to purchase additional Common Units from the Selling Unitholders) pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-185366), filed under the Securities Act of 1933, as amended (the “Securities Act”), on December 10, 2012, and declared effective by the Securities and Exchange Commission on January 16, 2013 (the “Registration Statement”).  A prospectus supplement dated March 19, 2013 (the “Prospectus Supplement”), which together with the accompanying prospectus dated January 16, 2013 (the “Base Prospectus”), shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed that the Primary Units will be issued and sold, and that the Secondary Units will be sold, in each case, in the manner described in the Prospectus and in accordance with the terms of the underwriting agreement dated March 19, 2013 relating to the offer and sale of the Common Units (the “Underwriting Agreement”).

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that (i) the Primary Units, when issued and delivered on behalf of the Partnership against payment therefor, as described in the Prospectus and the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable, except as such non-assessability may be affected by the matters described in the bullets below, and (ii) the Secondary Units have been duly authorized and validly issued and are fully paid and non-assessable, except as such non-assessability may be affected by the matters described in the bullets below:

•                  If a court were to determine that the right or exercise of the right provided under the Partnership’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) by the holders of Common Units and subordinated units (the “Limited Partners”) of the Partnership as a group (i) to remove or replace LRE GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement constitutes “participation in the control” of the Partnership’s business for purposes of Section 17-303 of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership and reasonably believe that such Limited Partner is a general partner.

•                  Under Section 17-607 of the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

•                  Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of the Partnership’s ownership of LRE Operating, LLC or otherwise, it were determined that the Partnership was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action under the Partnership constitutes or constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the obligations of the

Partnership under the law of that jurisdiction to the same extent as the General Partner under the circumstances.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). We hereby consent to the reference to us under the headings “Legal Matters” in the Prospectus Supplement and “Validity of the Securities” in the Base Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Andrews Kurth LLP